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                                                                 EXHIBIT 99.g(1)

                          INVESTMENT ADVISORY AGREEMENT

         THIS INVESTMENT ADVISORY AGREEMENT (this "Agreement") is entered into and made effective as of the ___ day of March, 2000, by and between meVC DRAPER FISHER JURVETSON FUND I, INC., a Delaware corporation (the "Fund"), and meVC ADVISERS, INC., a Delaware corporation ("Adviser").

                              W I T N E S S E T H:

         WHEREAS, the Fund is a non-diversified closed-end management investment company that has elected to be regulated as a business development company pursuant to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Investment Company Act"); and

         WHEREAS, Adviser is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "Advisers Act"); and

         WHEREAS, Adviser desires to serve as the Fund's investment adviser and, in connection therewith, to perform certain services for the Fund with respect to the administration of the Fund and its investment activities, in all cases under the supervision and control of the Fund's Board of Directors and on the terms and subject to the conditions set forth herein; and

         WHEREAS, the Fund desires to retain Adviser to serve as its investment adviser and, in connection therewith, to perform certain administrative and investment advisory services under the supervision of the Fund's Board of Directors and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1.       APPOINTMENT OF ADVISER; DUTIES OF ADVISER.

         (a) The Fund hereby retains Adviser to serve as its investment adviser for the period and on the terms and subject to the conditions as set forth in this Agreement.

         (b) Subject to the supervision and control by the Fund's Board of Directors, Adviser shall:

                  (i) manage the Fund's day-to-day operations and administration, record keeping and regulatory compliance functions. Without limiting the generality of the foregoing, Adviser shall specifically be responsible for (A) preparing periodic financial statements; (B) preparing financial and accounting reports for presentation to the Fund's Board of Directors and shareholders and governmental agencies; (C) calculating and publishing the Fund's net asset value per share; (D) overseeing the preparation and filing of the Fund's tax returns; (E) preparing and providing such reports to the Fund's Board of Directors and shareholders as may from time to time be considered necessary or appropriate by the Fund's Board of Directors or by Adviser; (F) overseeing the payment of the Fund's expenses and the performance of administrative and professional services rendered to the Fund by others; (G) preparing an annual proxy statement and conducting the annual meeting of stockholders of the Fund; and (H) managing such other operational, administrative and regulatory compliance duties as shall from time to time arise as a result of the Fund's operations and investing activities; and


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                  (ii)    (A) manage the investment and reinvestment of the
Fund's assets; (B) continuously review, supervise and administer the Fund's investment program to determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested; (C) provide the Fund with all required records concerning Adviser's efforts on behalf of the Fund; and (D) provide regular reports to the Fund's Board of Directors concerning Adviser's activities on behalf of the Fund.

         2. ACCEPTANCE BY ADVISER. Adviser hereby accepts appointment as investment adviser to the Fund on the terms and conditions set forth on this Agreement, and agrees to discharge the foregoing responsibilities in compliance with the investment objectives, policies and limitations set forth in the Fund's prospectus (as it may be amended or supplemented from time to time, the "Prospectus") and applicable laws and regulations, and under the supervision and control of the Fund's Board of Directors.

         3.       CONTRACTING FOR SUB-ADVISORY SERVICES.

         (a) Adviser may, subject to compliance with the provisions of the Investment Company Act, contract with an investment sub-adviser to assist Adviser in the performance of its duties under this Agreement.

         (b) In the event Adviser elects to retain an investment sub-adviser pursuant to this Section 3, Adviser and the Fund specifically acknowledge and agree as follows:

                  (i) compensation for services provided and reimbursement of the expenses of any such investment sub-advisor shall be the sole responsibility and obligation of Adviser (except as otherwise provided in clause (iv) of this Section 3(b));

                  (ii) any contract or other agreement, whether oral or written, entered into between Adviser and any such investment sub-adviser shall be between those parties solely and shall not operate to relieve Adviser of any of its obligations to the Fund or any liability it might otherwise have under or pursuant to this Agreement, all of which shall remain the sole responsibility and obligation of Adviser;

                  (iii) in the event any contract or agreement between Adviser and any such investment sub-adviser shall include one or more provisions for the benefit of the Fund as a third-party beneficiary, Adviser agrees to enforce such provisions on behalf of the Fund to the same degree as it would enforce any other provision of such agreement on its own behalf; and

                  (iv) if any contract or agreement between Adviser and any such investment sub-adviser shall include one or more provisions obligating the Fund to take any actions or to otherwise fulfill any other obligation, including, without limitation, any provision providing for indemnification by the Fund of any sub-adviser of the type described in Section 6 of this Agreement, to the fullest extent permitted by applicable law, the Fund hereby specifically agrees to take any such action and fulfill any such obligation to the same degree as it would perform any such action or obligation if it were a signatory to such contract or agreement; PROVIDED, that the Fund shall not be required to comply with any such provision unless (A) this
         Section 3(b)(iv) shall be specifically referenced in such investment sub-advisory agreement with respect to any such obligation of the Fund and (B) such investment sub-advisory agreement shall have been approved by the Board of Directors of the Fund and/or the stockholders of the Fund, as the case may be, in substantially the form in which it was executed by Adviser.


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         4.       COMPENSATION.

         (a) In compensation for Adviser's services as set forth in this Agreement, the Fund shall pay to Adviser an annual management fee equal to 2.5% of the Fund's net assets (the "Management Fee"). The Management Fee shall be computed on the basis of the Fund's average weekly net assets and shall be paid to Adviser in twelve equal installments on the last business day of each calendar month.

         (b) As further compensation for Adviser's services, the Fund shall pay to Adviser annual incentive compensation (the "Incentive Fee") in an amount equal to twenty percent (20%) of the Fund's annual realized capital gains on its investments, net of realized and unrealized capital losses. The Incentive Fee shall be paid to Adviser from time to time as determined by the Board of Directors of the Fund.

         (c) In the event this Agreement is terminated, any compensation to which Adviser may be entitled to receive pursuant to this Section 4 shall be computed as of the period ending on the last business day on which this Agreement is in effect, subject to pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

         5. EXPENSES. Adviser shall pay all of its own costs and expenses, including such costs and expenses as Adviser may incur in the performance of its duties pursuant to this Agreement.

         6.       LIMITATION OF LIABILITY; INDEMNIFICATION.

         (a) LIMITATION OF LIABILITY. In the absence of: (i) willful misfeasance, bad faith or gross negligence on the part of Adviser in the performance of its obligations and duties hereunder; (ii) reckless disregard by Adviser of its obligations and duties hereunder; or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act), Adviser shall not be subject to liability to the Fund or any of its stockholders for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, its rendering of services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security by Adviser on behalf of the Fund.

         (b) INDEMNIFICATION. To the fullest extent permitted by applicable law, the Fund shall indemnify and hold harmless each Adviser Party (as defined below) against all losses, claims, damages, expenses or other liabilities (joint or several) which arise from or are based upon (i) the registration statement or any amendment thereto, (ii) any prospectus (preliminary or otherwise) or any amendment or supplement thereto, (iii) the underwriting agreement, (iv) any advertising, sales or marketing materials, (v) any audio or visual materials or
(vi) any application, agreement or other document relating to the Fund's initial public offering of shares of its common stock. As used in this Section 6(b), the term "Adviser Party" shall include Adviser and each person who controls Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, to the extent the provisions of this Section 6(b) shall be specifically incorporated by reference into any investment sub-advisory agreement entered into by Adviser pursuant to the provisions of
Section 3 of this Agreement, any investment sub-adviser and each person who controls such investment sub-adviser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

         7. EXCLUSIVITY. The services provided by Adviser hereunder are not exclusive and Adviser shall therefore remain free to render such services to others.

         8. RECORDS. Adviser agrees to preserve the records required by Rule 204-2 promulgated under the Advisers Act for the period specified therein.


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         9.       WRITTEN DISCLOSURE STATEMENT. Adviser has previously delivered to the Fund a written disclosure statement as required by Section 204-3(a) of the Advisers Act in the form of either a copy of Part II of Adviser's Form ADV which complies with Section 204-1(b) of the Advisers Act or a written document containing at least the information required by Part II of Form ADV. Such written disclosure statement was delivered by Adviser to the Fund within the time period specified by Section 204-1(b) of the Advisers Act.

         10. DURATION. This Agreement shall be effective beginning on the date set forth in the preamble hereof, and shall remain in force for an initial period of two (2) years. Upon expiration of the initial term, the term of this Agreement shall be automatically extended for successive one (1) year periods, PROVIDED, that each such one (1) year extension is approved by the Fund's Board of Directors or by the holders of at least a majority of the Fund's outstanding voting securities.

         11.      TERMINATION.

         (a) This Agreement may be terminated by (i) the Fund's Board of Directors or (ii) the holders of a majority of the Fund's outstanding voting securities at any time and without penalty, upon delivery of written notice of such termination at least sixty (60) days prior to the termination date.

         (b) This Agreement may be terminated by Adviser at any time and without penalty, upon delivery of written notice of such termination at least sixty (60) days prior to the termination date.

         (c) This Agreement shall immediately and automatically terminate in the event of its assignment without the written consent of the Fund.

         12. AMENDMENTS. This Agreement may be amended with the mutual consent of the parties; PROVIDED, HOWEVER, that the Fund shall not consent to any such amendment unless such amendment shall be approved by (i) a majority of the Fund's directors, (ii) a majority the Fund's disinterested directors and
(iii) the holders of a majority of the Fund's outstanding voting securities.

         13. AGENCY RELATIONSHIP. Nothing herein shall be construed so as to constitute Adviser as an agent of the Fund.

         14. SEVERABILITY. If any term or condition of this Agreement shall be found to be invalid or unenforceable to any extent or in any application, the remainder of this Agreement, including such term or condition, except to the extent or in such application such term or condition is held invalid or unenforceable, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

         15. CAPTIONS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         16. DEFINITIONS. For purposes of this Agreement, "majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings assigned to them in the Investment Company Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission pursuant to its rule-making authority as set forth in the Investment Company Act or the Advisers Act, as the case may be.


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         17.      NOTICES. All notices required or permitted to be delivered under or pursuant to this Agreement shall be so delivered by certified mail, postage prepaid, as follows:

         If to Adviser:                meVC Advisers, Inc.
                                       991 Folsom Street, Suite 301
                                       San Francisco, CA 94107
                                       Attn:  Secretary

         If to the Fund:               meVC Draper Fisher Jurvetson Fund I, Inc.
                                       991 Folsom Street, Suite 301
                                       San Francisco, CA 94107
                                       Attn:  Secretary

         with a copy to:               Pillsbury Madison & Sutro LLP
                                       50 Fremont St., 10th Floor
                                       San Francisco, CA 94104
                                       Attn: Michael J. Halloran, Esq.

         Any notice delivered pursuant to this Section 17 shall be deemed delivered on the third day following its deposit in the United States mail or the date such notice is actually received by the addressee, whichever shall occur first.

         18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the matters referred to herein and supersedes all prior agreements, negotiations, commitments or understandings.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and together shall constitute one and the same document.

         20. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act and the Investment Advisers Act.

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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement as of the date first above written.

                                            meVC DRAPER FISHER JURVETSON
                                            FUND I, INC.

                                            By
                                              ----------------------------------

                                                        Chairman and
                                                   Chief Executive Officer

                                            meVC ADVISERS, INC.

                                            By
                                              ----------------------------------

                                                  Chief Executive Officer


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